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                                                                    EXHIBIT 2(B)

                          PACIFIC HORIZON FUNDS, INC.

                              AMENDMENT TO BY-LAWS

                       ADOPTED BY THE BOARD OF DIRECTORS
                                ON JULY 17, 1987


                 RESOLVED, that Article I of the Fund's By-Laws be, and hereby is, amended by the addition of the following as Section 8 thereof:

                 SECTION 8. No Annual Meeting Required. No annual meeting of stockholders of the Corporation shall be held unless required by applicable law or otherwise determined by the Board of Directors.

                 FURTHER RESOLVED, that the last sentence of Article II,
Section 1 of the Fund's By-Laws be, and hereby is, amended to provide as follows:

                 Subject to the provisions of Article I, Section 8, the members of the Board of Directors shall be elected by the stockholders at their annual meeting and each Director shall hold office until the annual meeting next after his election and until his successor shall have been duly elected and qualified, until he shall have resigned, or until he shall have been removed as provided in Sections 10 and 11 of this Article II.